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                                                                    EXHIBIT 24.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of (a) our report dated June 20, 1995 (except with the respect to the matters discussed in Notes 8, 9 and 17, as to which the date is July 21, 1995) included in PolyVision Corporation's Form 10-K for the 12 months ended April 30, 1995; and (b) to our report dated June 29, 1994, on the combined financial statements of Alpine PolyVision, Inc. and Posterloid Corporation included in Information Display Technology, Inc.'s Proxy Statement dated May 1, 1995, and to all references to our Firm included in this registration statement.



                                                       ARTHUR ANDERSEN LLP

New Haven, Connecticut
April 15, 1996